EXHIBIT 99.1
 Press Release Dated April 25, 2004



   PARK CITY GROUP REPORTS THIRD QUARTER INCREASE IN REVENUES, SIGNIFICANTLY IMPROVED OPERATING EARNINGS AND SECOND CONSECUTIVE QUARTER OF PROFITABILITY

PARK CITY, UTAH - April 25, 2004 - Park City Group, Inc. (OTCBB: PKCY, Berlin:
WKN# 925919) whose technology had its beginnings in the operations of Mrs. Fields Cookies, develops and markets patented computer software that helps its retail customers increase their sales while reducing their inventory and labor costs, announced today the filing of its second consecutive profitable quarter for the quarter ended March 31, 2004.

Park City Group reported quarterly revenues of $1,508,879 as compared to $1,391,380 in the same period last year, operating earnings of $413,352 as compared to $169,562 for the same period last year, and net income was $101,326 as compared to a loss of $372,612 for the same period last year. "This is an important achievement for the Company. While we have continued to meet and often exceed our financial plan, we think two consecutive quarters of profitability demonstrates that our strategy is on track which is important to our prospective customers as well as our investors," states Randy Fields, Chairman and CEO of Park City Group. "Our improvements were not just on the income statement and we are equally as excited about the remarkable improvement in our balance sheet in the last six months."

"We have experienced a surge in operating earnings over the past two quarters as well as in comparison of year over year. Specifically, the operating earnings in the second and third quarters of this fiscal year were $413,532 in Q3FY2004 as compared to $169,562 in Q3FY2003 and $618,037 in Q2FY2004 versus ($445,235) in
Q2FY2003. This is an outstanding achievement for the Company," Fields notes. "With the improvement in revenues and operating earnings, we are now focusing on addressing improvements to our balance sheet."

In keeping with the stated objectives of careful cost controls, the total quarterly costs and expenses were reduced from $1,221,819 in the same period last year to $1,095,347 in this period. Additionally, the cash balance has improved from $436,802 in the quarter ending December 31, 2003 to $ 897,152 in the period ending March 31, 2004 which when coupled together with the reduction in liabilities is a significant achievement.

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Page 2 - Mrs. Fields Cookies Co-Founder's "PKCY" Reports Increase in Revenue,
significantly Improved Operating Earning and Experiences Second Consecutive Quarter of Profitability


Total liabilities, exclusive of deferred revenue, have been reduced by over $1,000,000 from December 31, 2003. Deferred revenue represents the collections in advance for annual software maintenance agreements, which is shown as a liability, but is recorded as revenue each month over the term of the agreement. No repayments of deferred revenue are required.

"The continued reduction in our liabilities will result in reducing our going forward interest charges and coupled with our growth in operating earnings, the reduction in interest charges will significantly improve our bottom line. I am extremely pleased with our progress and we hope our shareholders and customers recognize these actions as very positive," says Fields.

Highlights of the Third Quarter are:

o Third Quarter Revenues of $1,508,879 an 8.4% increase over same period last year

o Operating Earnings of $413,352 a 144% increase over same period last year

o Net Income of $169,562 major improvement of previous year's significant loss in the same period

o        Reduction of Liabilities by approximately $1 million in the period

o        Company experienced two consecutive quarters of profitability

o Cash Balance improved substantially over prior quarter even with significant liability reduction

o        Stock begins trading on Third Segment of Berlin Stock Exchange

o        Company Initiates New ASP Model to Address 5-50 Location Prospects

o        Company announces new Center Store Inventory Offering

o        Several Customers increase licenses by substantial numbers

o Two new customers in target industries of grocery and convenience stores deploy products

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Page 3 - Mrs. Fields Cookies Co-Founder's "PKCY" Reports Increase in Revenue,
significantly Improved Operating Earning and Experiences Second Consecutive Quarter of Profitability


Q3 and Nine Months Earnings Release and Conference Call

Park City Group will formally report its final results for the third quarter and nine months ended March 31, 2004 on April 23, 2004. The Company will then host a conference call on Tuesday, April 27, 2004 at 11:00 a.m. MDT. Interested parties may join the conference call by dialing 800-341-2312 and using the PIN 2029. Any questions may be directed to the Company by contacting us at 1-800-772-4556. We encourage all investors to call in. Please take advantage of this chance to talk with management of Park City Group.

About Park City Group:

Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria's Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. Feel free to contact us (Media Contact Randy Fields) at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY, Berlin:WKN# 925919), visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. Park City Group uses the paid services of investor relations organizations to promote the Company to the investment community. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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